UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2007

CONSOLIDATED RESOURCES HEALTH CARE FUND II

(Exact name of registrant as specified in its charter)

GEORGIA	0-13415	58-1542125
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1175 Peachtree Street, Suite 1230

Atlanta, Georgia 30361

(Address of Principal

Executive Offices)

(404) 873-1919

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On April 9, 2007 Consolidated Resources Health Care Fund II (the “Partnership”) filed its Schedule 14D-9 in response to the tender offer by MPF-NY 2007, LLC; MPF Badger Acquisition Co., LLC; MP Falcon Fund, LLC; MacKenzie Patterson Special Fund 6, LLC; MacKenzie Patterson Special Fund 6-A, LLC; MP Value Fund 8, LLC; MPF Acquisition Co. 3, LLC; MacKenzie Patterson Special Fund 5, LLC; MPF Senior Note Program I, LP; MPF ePlanning Opportunity Fund, LP; MPF DeWaay Fund 4, LLC; MPF Income Fund 22, LLC; MPF Special Fund 8, LLC; MacKenzie Patterson Special Fund 7, LLC; MPF DeWaay Premier Fund 4, LLC; MPF Special Fund 9, LLC; and MacKenzie Patterson Fuller, LP dated March 26, 2007. In its Schedule 14D-9 the Partnership made the following disclosure:

“The Partnership and WSC were recently served with a motion to domesticate a default judgment entered against them in March 2006 by the Court of Common Pleas for Franklin County, Ohio in the proceeding styled Karen Miller, Executor of the Estate of Richard Miller v. Consolidated Resources health Care Fund II, et al. The default judgment was in the total amount of $499,806 and related to the death of plaintiff’s husband while receiving care at the nursing facility. WSC and the Partnership filed their motion to vacate the default judgment on the basis that these defendants had never received service of process for the initial complaint and furthermore were not subject to the jurisdiction of the Ohio courts. A hearing on the motion is expected in the next several weeks.”

In addition, in recommending against the limited partners tendering their limited partnership units in the tender offer, in the Schedule 14D-9 the Partnership’s Managing General Partner advised that, based on its own informal valuation of the Partnership’s assets, the Managing General Partner believes the Partnership has a liquidation value in excess of $1,300.00 per Unit. In determining its estimated value of the Units, the Managing General Partner first calculated the “Estimated Net Sales Value” of the Partnership’s two facilities. The Estimated Net Sales Value was determined by first determining the net operating income (“NOI”) for the Partnership’s properties as of February 28, 2007, which are the most current financial records available as of the date of this report. The NOI for each property was calculated by subtracting from its revenues the property operating expenses. The NOI for the nursing facility as of February 28, 2007 was $1,169,040. The NOI for the retirement facility was $797,172. The NOI for the nursing facility was divided by a 12.50% capitalization rate and the NOI for the retirement facility was divided by a 7.5% capitalization rate (each a “Cap Rate”). After applying the Cap Rate, the adjusted value for the nursing facility was $9,352,320 and the adjusted value for the retirement facility was $10,628,965 resulting in a combined value for the two properties of $20,104,826.

The Managing General Partner believes that the Cap Rate utilized is within a range of capitalization rates currently employed in the marketplace for properties of similar type, age and quality. The utilization of different capitalization rates, however, could also be appropriate. In this regard, limited partners should be aware that the use of higher capitalization rates would result in a lower Estimated Net Sales Value.

In determining the Estimated Liquidation Value of the Partnership’s assets, the Managing General Partner added to the Estimated Net Sales Value of the Partnership’s properties the net current assets of those properties as of February 28, 2007. Then it added cash held at the Partnership level and subtracted estimated closing expenses of 5% and an estimated $500,000 in winding up expenses. The resulting Estimated Liquidation Value for the Partnership assets was $19,645,430, resulting in a per Unit liquidation value of approximately $1,300.

The detail on the Managing General Partnership’s analysis of the Estimated Valuation per Unit based upon the Partnership’s financial records as of February 28, 2007 is given below:

Adjusted Value of Nursing Facility at 12.5% Cap Rate based on pro forma operating income	$9,352,320
Net current assets of Nursing Facility	$123,541
Adjusted Value of Retirement Facility at 7.5% Cap Rate based on pro forma operating income	$10,628,965
Net current assets of Retirement Facility	($1,627,041)
Cash on hand in Partnership accounts	$2,664,185
Less: Selling Costs at 5%	($996,540)
Less: Winding up Costs	($500,000)

Estimated Net Valuation of Partnership	$19,645,430
Total Number of Units	15,000
Estimated Valuation per Unit	$1,309

There can be no assurance as to the actual value obtainable for the Partnership’s properties as a result of any sale transaction relating to the Partnership’s assets, the costs that will be incurred in connection with any such sale or the winding up of the Partnership that would result therefrom. There also can be no assurance as to the timing of distributions of liquidation proceeds which may be received by limited partners.

Finally, in its Schedule 14D-9 the Partnership disclosed that, based on its current unaudited financial statements for the year ended December 31, 2006, the Partnership had total assets of $8,119,256, net income for the year of $826,794 and net income per limited partner Unit of $52.91. The occupancy rates for the nursing facility and retirement facility as of December 31, 2006 were 94.5% and 94.5%, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED RESOURCES HEALTH CARE II

By:	WELCARE SERVICE CORPORATION-II,
its Managing General Partner

Date: April 9, 2007	By:	/s/ John F. McMullan
John F. McMullan
Director and Principal Executive Officer of the
Managing General Partner